Exhibit 10.33

Summary of Non-Employee Director Compensation

     Ruddick Corporation (the “Company”) compensates each member of its Board of Directors (the “Board”) who is not an employee of the Company or its subsidiaries. Upon becoming a member of the Board of Directors and at each subsequent re-election thereto, non-employee directors receive an annual fee of $34,000 for services as a director, plus $2,000 for each Board meeting or committee meeting attended. In addition to the general fees for directors described above, the Chairman of the Audit Committee of the Board is paid an additional annual fee of $6,000 for services as chairman of that committee.

     Non-employee directors of the Company may defer the payment of the annual fee and/or Board and committee meeting fees pursuant to the Company’s Director Deferral Plan and/or the Company’s Flexible Deferral Plan. Fees deferred pursuant to the Director Deferral Plan are converted into units representing shares of Common Stock of the Company (the “Common Stock”) with a fair market value equal to the value of the fees deferred, and the number of units is then credited to the director’s account, along with additional units representing the amount of any dividends or stock distributions. Upon termination of service as a director or in the event of death, the balance of the director’s account will be distributed to the director or a designated beneficiary in the form of Common Stock.

     Fees deferred pursuant to the Flexible Deferral Plan are credited to the director’s account at the time such fees would otherwise be paid to the director. The director’s account is credited with a rate of return (positive or negative) based on the performance of the investment options selected by the director. The deferring director may choose from a menu of investment options representing a broad range of asset classes. Upon a director’s annual enrollment in the Flexible Deferral Plan, he or she must designate how and when their deferrals are to be distributed, lump sum or installments, at a specific date prior to separation from service or at separation from service. Changing the distribution date or form of payment is permissible in accordance with rules specified in the Flexible Deferral Plan and the Internal Revenue Code.

     Pursuant to the provisions of the Company’s stock option plans, the Company automatically grants a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director. These options are immediately vested, and the exercise price of these options is equal to the fair market value of the Common Stock on the date of the director’s election.

     The Company grants additional equity awards to its non-employee directors from time to time, at the Board’s discretion. These equity awards generally have taken the form of stock option grants and discretionary contributions by the Company to the Director Deferral Plan for the benefit of each non-employee director, however, other award types may be granted in the future at the discretion of the Board. On November 19, 2009, the Board approved discretionary contributions by the Company to the Director Deferral Plan for the benefit of each non-employee director in the amount of $14,000 for each of the calendar years 2009 and 2010. The 2009 contribution was payable immediately, and 2010 contribution is payable to each non-employee director who is an active member of the Board at the time of the November 2010 meeting.

     The Company also provides term life insurance coverage for each non-employee director.